Exhibit 10.4
HERCULES OFFSHORE, INC.
2004 LONG-TERM INCENTIVE PLAN
(AS AMENDED AND RESTATED)
First Amendment
          Hercules Offshore, Inc. (the “Company”) has previously established the Hercules Offshore, Inc. 2004 Long-Term Incentive Plan, as amended and restated effective as of July 11, 2007 (the “Plan”). The Company hereby amends the Plan effective as of February 14, 2008, as follows:
     1. The definition of Fair Market Value in Section 2 of the Plan is replaced in its entirety as follows:
     “Fair Market Value” of a share of Common Stock, as of a particular date, is equal to (a) if shares of Common Stock are listed on a national securities exchange, the closing price per share of Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date or, if there has been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; or (b) if (a) is not applicable, then such amount as may be determined by the Committee or the Board by the reasonable application of a reasonable valuation methodology taking into consideration in applying its methodology all available information material to the value of the Company.

HERCULES OFFSHORE, INC.